Exhibit 10.20

ADTHEORENT HOLDING COMPANY, LLC

PARTICIPANT INTEREST AGREEMENT

This PARTICIPANT INTEREST AGREEMENT (this “Agreement”) is made as of May 6, 2019, between AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company”), and the individual set forth on the signature page hereto (“Optionee”).

Optionee is executing this Agreement in connection with Optionee’s receipt of Options (as defined below) pursuant to the AdTheorent Holding Company, LLC 2017 Interest Option Plan (the “Plan”), and employment with the Company and/or its Subsidiaries (each, an “AdTheorent Company” and together the “AdTheorent Companies”). Certain capitalized terms used herein are defined in Section 8 hereof. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, and to the extent not defined in the Plan, then as defined in the Operating Agreement or any Employment Agreement.

This Agreement provides for the issuance to Optionee of options (each an “Option” and collectively, the “Options”) to purchase that number of Non-Voting Class C Interests set forth on the signature page hereto (collectively, the “Participant Interests”) subject to the terms and conditions set forth herein and in the Operating Agreement.

The parties hereto agree as follows:

1.                  Grant of Options.

(a)	Issuance. Upon the date hereof (the “Grant Date”), the Company shall grant to Optionee, and Optionee shall accept, Options to purchase from the Company the Participant Interests. For purposes of this Agreement, the percentage of Options set forth as such on the signature page hereto shall be designated “Time Options” and the percentage of Options set forth as such on the signature page hereto shall be designated “Performance Options”. For each Participant Interest purchased in accordance with the terms of this Agreement, the Plan and the Operating Agreement, Optionee shall pay to the Company the price set forth on the signature page hereto (the “Exercise Price”).

(b)	Representations and Warranties of Optionee. In connection with the issuance of the Options hereunder, Optionee represents and warrants to the Company that:

(i)	the Participant Interests to be acquired by Optionee pursuant to this Agreement shall be acquired for Optionee’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Participant Interests shall not be disposed of in contravention of the Securities Act or any applicable state securities laws;

(ii)	Optionee is an executive, a managerial or a key employee of the Company and/or its Subsidiaries;

(iii)	Optionee understands that the Participant Interests have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available;

(iv)	Optionee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Options and the Participant Interests and has had full access to such other information concerning the Company as Optionee has requested; Optionee has reviewed, or has had an opportunity to review, the Operating Agreement, a copy of which is attached hereto as Exhibit A;

(v)	this Agreement constitutes the legal, valid and binding obligation of Optionee, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Optionee do not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Optionee is a party or any judgment, order or decree to which Optionee is subject; and

(vi)	Optionee is a resident of the state set forth on the signature page hereto.

(c)	As an inducement to the Company to grant the Options to Optionee and as a condition thereto, Optionee acknowledges and agrees that:

(i)	none of the grant of the Options, the issuance of the Participant Interests to Optionee or any provision contained herein shall entitle Optionee to remain in the employment of any AdTheorent Company or affect the right of the AdTheorent Companies to terminate Optionee’s employment at any time, for any reason or no reason, with or without Cause; and

(ii)	except as otherwise provided by the Plan or the Operating Agreement or non-waiveable provisions of applicable law, the Company shall have no duty or obligation to disclose to Optionee, and Optionee shall have no right to be advised of, any material information regarding the Company or any of its Subsidiaries at any time.

(d)	The parties hereto acknowledge and agree that the Options granted and any Participant Interests issued pursuant to this Agreement are being offered to Optionee in consideration of the services rendered to the Company and its Subsidiaries as additional compensation under a “written compensation contract” as contemplated by Rule 701 of the Securities Act.

2.            Restrictions on Transfer and Repurchase Rights. The Options and the Participant Interests shall be subject to the restrictions on Transfer set forth in the Operating Agreement and the repurchase rights set forth in Section 6.

3.             Term of Options; Forfeiture of Options.

(a)	The term of the Options (the “Option Period”) shall be a period beginning on the date hereof and ending at the earliest of (i) the date that is ten (10) years from the date hereof, (ii) immediately following the consummation of a Sale of the Company, (iii) the thirtieth (30th) day following the termination of Optionee’s employment with the AdTheorent Companies without Cause, (iv) 60 days following a termination of employment due to death or Disability and (v) immediately following a termination of employment for any other reason (including resignation by the Optionee). Except as set forth in Section 3(b) below, the expiration of the Option Period shall result in the termination and cancellation of the Options and the Options shall not be exercisable at any time after the expiration of the Option Period and the Optionee (and his or her successors) shall have no rights whatsoever with respect to any Options from and after such termination and cancellation.

(b)	Upon the termination of Optionee’s employment with the AdTheorent Companies (i) in connection with the death or Disability of Optionee or the termination of Optionee’s employment with the AdTheorent Companies by the AdTheorent Companies without Cause or by the Optionee without Good Reason, (A) the Unvested Options shall automatically be forfeited and cancelled for no consideration without any further action and (B) any Participant Interests purchased through the exercise of any Options shall be subject to the repurchase rights set forth in Section 6; or (ii) for any other reason, (A) all of the Options (both Vested Options and Unvested Options) shall automatically be forfeited and cancelled for no consideration without any further action and (B) any Participant Interests previously purchased through the exercise of any Options shall be subject to the repurchase rights set forth in Section 6.

4.             Vesting.

(a)	Time Option Vesting. The Time Options shall become vested and exercisable pursuant to the table set forth below, provided that Optionee is, and has been continuously, employed by an AdTheorent Company from the date hereof through such date:

Date	Percentage of Time Options which become Vested
The later of (i) December 31, 2019; or (ii) the date which is the 12-month anniversary of the Optionee’s employment start date (the “Initial Vesting Date”)	25%
Following the 12-month anniversary of the Initial Vesting Date, the remaining unvested Time Options will vest (on each monthly anniversary thereafter) at a rate of 1/36th per month for a period of 36 months.	Remaining Options

provided however, that, if Optionee is, and has been continuously, employed by an AdTheorent Company from the date hereof through the consummation of a Sale of the Company, then upon such Sale of the Company, all of the remaining Time Options shall become vested and exercisable. Notwithstanding the foregoing, in all cases vesting of the Time Options shall cease upon the termination of Optionee’s employment with the AdTheorent Companies.

(b)	Performance Option Vesting. The Performance Options shall become vested and exercisable following the completion of the AdTheorent Companies’ audit for the applicable year (or, if not completed by March 1 of the following year, the completion of interim financial statements) pursuant to the table set forth below based on the AdTheorent Companies achieving combined Adjusted EBITDA in the amounts set forth below for the twelve-month periods ending on the applicable dates set forth below, and provided that Optionee is, and has been continuously, employed by a AdTheorent Company from the date hereof through such date:

Date (each of the following periods representing one “Performance Vesting Year”)	Adjusted EBITDA	Percentage of Performance Options which become Vested
The later of (i) December 31, 2019, or (ii) the date which is the 12-month anniversary of the Initial Vesting Date	CY 2019 Results $[___________]*	25%
The later of (i) December 31, 2020, or (ii) the date which is the 12-month anniversary of the Initial Vesting Date	CY 2020 Results $[___________]*	25%
The later of (i) December 31, 2021, or (ii) the date which is the 24-month anniversary of the Initial Vesting Date	CY 2021 Results $[___________]*	25%
The later of (i) December 31, 2022, or (ii) the date which is the 36-month anniversary of the Initial Vesting Date	CY 2022 Results $[___________]*	25%

* As memorialized in the books and records of the Company’s Board of Directors provided however, that: (1) if achievement of the Adjusted EBITDA goal for any Performance Vesting Year is not attained but at least 90% of such goal has been attained (“Substantial Achievement of EBITDA Goal”), then the Percentage of Performance Options subject to vesting for such Performance Vesting Year will be rolled-over (including any Performance Options previously rolled-over in accordance with this Section) and added to the Percentage of Options subject to vesting for the next Performance Vesting Year; (2) if Optionee is, and has been continuously, employed by an AdTheorent Company from the date hereof through the consummation of a Sale of the Company, then upon such Sale of the Company, all of the remaining Performance Options shall become vested and exercisable if the Adjusted EBITDA of the AdTheorent Companies with respect to the previously-completed year has been achieved, or Substantial Achievement of EBITDA Goal has been achieved, pursuant to the table forth above; and (3) in the event the Options become vested and exercisable upon a Sale of the Company and the purchase price paid by the buyer in connection with such Sale of the Company which is allocated to each Participant Interest is less than the Exercise Price of any portion of the Participant Interests issued hereunder, such Participant Interests shall be deemed forfeited and canceled and shall have no further force or effect upon consummation of such Sale of the Company. Notwithstanding the foregoing, in all cases vesting of the Performance Options shall cease upon the termination of Optionee’s employment with the AdTheorent Companies.

(c)	“Vested Options” shall mean Time Options and Performance Options that have become vested and exercisable pursuant to the terms of this Agreement. “Unvested Options” shall mean Options that have not become Vested Options pursuant to the terms of this Agreement.

5.             Exercise.

(a)	Vested Options may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price multiplied by (ii) the number of Participant Interests to be acquired. Payment shall be made in cash (including check); provided, however, that solely to the extent an Option is being exercised in contemplation of and contingent upon a Sale of the Company, where the Participant Interests acquired by Optionee are to be sold or transferred in connection with such Sale of the Company, then, at Optionee’s option, Optionee may exercise the Option by surrender of the Option to the Company in exchange for that number of Participant Interests issuable upon such exercise less a number of Participant Interests having an aggregate Fair Market Value equal to the aggregate Exercise Price payable for the portion of the Option being exercised (in each case, subject to adjustment and withholding for required taxes and withholdings).

(b)	Optionee acknowledges and agrees that, in connection with the exercise of Vested Options pursuant to the terms of his Agreement, Optionee shall be bound by the terms of, and subject to the conditions set forth in, the Operating Agreement, including, without limitation, the drag-along and related obligations set forth therein upon a Sale of the Company.

(c)	To the extent permitted to do so hereunder, Vested Options may be exercised by delivering (i) written notice to the Company (to the attention of the Company’s Secretary) and Optionee’s written acknowledgment that Optionee has read and been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Optionee regarding the Company, together with payment of the Exercise Price in accordance with the provisions of Section 5(a) above, (ii) an executed Joinder Agreement to the Operating Agreement in the form of Exhibit B hereto and (ii) an executed spousal consent (if applicable) in the form of Exhibit C hereto and (iii) all other agreements and documents as the Company may reasonably request. As a condition to any exercise of any Vested Option, Optionee shall permit the Company to deliver to Optionee all financial and other information regarding the Company it believes necessary to enable Optionee to make an informed investment decision, and Optionee shall make all customary investment representations which the Company requires.

(d)	Section 83(b). Within 30 days after the date of any exercise of Options, Optionee shall make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Exhibit D attached hereto. Option shall also include a copy of such election in its current year’s tax return.

6.             Repurchase Option.

(a)	Upon the death, Disability or termination or expiration for any other reason of Optionee’s employment or independent contractor relationship with, or service to, the AdTheorent Companies, other than the Optionee’s termination for Good Reason (each, a “Termination Event”), the Company shall have the right, but not the obligation, to purchase all or any portion of the Participant Interests held by any member of Optionee’s Member Group (all such Participant Interests, collectively, the “Repurchased Interests”; and such members of Optionee’s Member Group, collectively, the “Repurchase Sellers”) at a price per Participation Interest equal to the Repurchase Price for each such Participation Interest by delivering a written notice of such election to the Repurchase Sellers within 120 days after the occurrence of such Termination Event (the date of such written notice, the “Repurchase Notice Date”). The “Repurchase Price” for the Repurchased Interests shall mean (i) their Fair Market Value if such termination occurred as a result of the death or Disability of Optionee or the termination of Optionee’s employment or independent contractor relationship with, or service to, the AdTheorent Companies by a AdTheorent Company without Cause or by the Optionee for any reason other than Good Reason, or (B) $1.00 (one dollar) in the aggregate for all Repurchased Interests if the termination or expiration of Optionee’s employment or independent contractor relationship with, or service to, the AdTheorent Companies occurred for Cause.

(b)	The Company may assign its rights under this Section 6 to one or more Voting Members. If more than one eligible Voting Member elects to purchase the Repurchased Interests, they may do so pro rata based on the number of Voting Class A Interests held by each of them or in such other proportions as they may agree. No member of a Member Group of Optionee shall be eligible to purchase any Repurchased Interests under this Section 6.

(c)	If the Company elects to purchase any Repurchased Interests pursuant to this Section 6, to the extent permitted by the AdTheorent Companies’ credit facilities in effect from time to time and applicable law and to the extent the Company has cash available, the purchase price shall be payable in cash with the balance of the purchase price to be paid in the form of an unsecured fully subordinated promissory note issued by the Company (i) bearing interest at a fixed rate equal to the “prime rate” as published in The Wall Street Journal on the Repurchase Notice Date and (ii) (A) maturing in whole or in part, as applicable, on the earliest date on which the foregoing conditions are satisfied as to all or any portion of the note balance and (B) to the extent not earlier repaid, maturing in whole upon the bankruptcy or insolvency of the Company. The applicable Repurchase Seller and its successors and assigns will, from time to time, execute such reasonable subordination agreements as are requested by any AdTheorent Company’s current and future lenders. If a Voting Member elects to purchase any Repurchased Interests pursuant to this Section 6, the purchase price with respect to such Repurchased Interests shall be payable in cash or such other form of consideration agreed to by the parties.

(d)	The Company and/or eligible Voting Members, as applicable, will designate in writing to the Repurchase Sellers, the time, date and place of any purchase under this Section 6, provided that such purchase shall occur within thirty (30) days of the date of the election by the Company and/or such Voting Members, as applicable, to consummate such transaction. At the closing of a purchase pursuant to this Section 6, each Repurchase Seller shall make such representations and warranties relating to the sale, transfer and ownership of such Repurchased Interests and execute and deliver such other documents and instruments, as the Company and/or Voting Members, as applicable, may reasonably request, including, but not limited to, a representation and warranty that each such Repurchase Seller is conveying to the Company and/or Voting Members, as applicable, all of the Repurchased Interests free and clear of all liens, claims and encumbrances, except for those liens, claims and encumbrances set forth in the Operating Agreement. If the Company and/or Voting Members, as applicable, shall be ready, willing and able, at the time and place and in the amount and form provided in this Section 6 to deliver the consideration for any Repurchased Interests to be purchased in accordance with this Section 6 and a Repurchase Seller shall not comply with its obligations hereunder, then from and after such time, such Repurchase Seller shall no longer have any rights as an Interest Holder or otherwise with respect to such Repurchased Interests (other than the right to receive payment of the Repurchase Price in accordance with this Section 6), and such Repurchased Interest shall be deemed purchased in accordance with the applicable provisions hereof and the Company and/or Voting Members, as applicable, shall be deemed the owner and holder of such Repurchased Interest.

7.            Confidentiality; Restrictive Covenants; Other Agreements.

(a)	Confidential Information.

(i)	Optionee acknowledges that all Confidential Information (as defined below) obtained by him while employed by the Company or its Subsidiaries or Affiliates concerning the business or affairs of the Company or any Subsidiary or Affiliate are the property of the Company or such Subsidiary or Affiliate and constitute a protectable business interest of the Company and its Subsidiaries or Affiliates. Optionee acknowledges that the Confidential Information has been generated at great effort and expense by the Company, its Subsidiaries and Affiliates and their predecessors, and has been reasonably maintained in a confidential manner by such persons and entities. Optionee does not claim any rights to or lien on any Confidential Information. Optionee will immediately notify the Company of any unauthorized possession, use, disclosure, copying, removal or destruction, or attempt thereof, of any Confidential Information by anyone of which the Optionee becomes aware and of all details thereof. Optionee shall take all reasonably appropriate steps to safeguard (including by abiding by all Company and Subsidiary policies with respect to) Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Therefore, Optionee agrees that, indefinitely as to trade secrets for so long as the information remains a trade secret under applicable law and for five years as to all other Confidential Information, he shall not disclose, furnish, make available or utilize, directly or indirectly, any Confidential Information without the prior written consent of the Operating Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Optionee’s acts or omissions. Optionee shall deliver to the Company at the termination or expiration of his employment with the Company, or its Subsidiaries or Affiliates, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, computers, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Inventions (as defined below) or the business of the Company, or any of its Subsidiaries, or Affiliates which he may then possess or have under his control.

(ii)	As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information, whether disclosed, directly or indirectly, verbally, in writing or by any other means in tangible or intangible form, including that which is conceived or developed by Optionee, applicable to or in any way related to: (i) the present or future business and assets of the Company and its Subsidiaries and Affiliates; (ii) the research and development of the Company and its Subsidiaries and Affiliates; or (iii) the business of any client, customer, supplier, vendor or other business relation of the Company and its Subsidiaries and Affiliates. Such Confidential Information includes the following property or information of the Company and its Subsidiaries and Affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers, employees and vendors. Confidential Information of the Company and its Subsidiaries and Affiliates also means all similar information disclosed to the Company and its Subsidiaries and Affiliates by third parties which is subject to confidentiality obligations. Notwithstanding the foregoing, the provisions of this Section 7(a) shall not apply in the following circumstances: (1) when disclosure of Confidential Information is required by law or by any court, arbitrator, mediator or administrative or legislative body; provided, that prior to such disclosure Optionee shall provide to the Company and its Subsidiaries and Affiliates prompt notice of such required disclosure to enable such entities to seek a protective order or other relief, and reasonably cooperate with the such entities in connection with seeking any such order or other relief; or (2) with respect to Confidential Information that becomes generally known to the public other than due to (A) Optionee’s violation of this Agreement or any other obligation or duty to the Company, its Subsidiaries or Affiliates or (B) a disclosure by a third party who owes the Company, its Subsidiaries or its Affiliates an obligation of confidence in relation to such Confidential Information.

(iii)	During the term of Optionee’s employment with the Company, its Subsidiaries or Affiliates, including the period following the expiration of the Employment Period, Optionee shall be prohibited from using or disclosing any confidential information or trade secrets that Optionee may have learned through any prior employment. If at any time during his employment with the Company or any Subsidiary or Affiliate, Optionee believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Optionee may have to former employers or other parties, Optionee shall immediately advise the Operating Board and provide it with documents pertaining thereto. Optionee represents and warrants that he is not aware of any confidential information or trade secrets of any prior employers that he will need or rely on in carrying out his duties and responsibilities hereunder.

(iv)	Notwithstanding the foregoing, pursuant to 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Any employee, contractor or consultant who is found to have wrongfully misappropriated trade secrets may be liable for, among other things, exemplary damages and attorneys’ fees.

(b)	Inventions, Patents and Intellectual Property.

(i)	Optionee covenants and agrees that all Inventions (as defined below) shall be the sole and exclusive property of the Company and its Subsidiaries.

(ii)	As used in this Agreement, the term “Inventions” means any and all inventions, developments, discoveries, improvements, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by Optionee while employed with the Company, which relate to or result from the actual or anticipated business, work, research or investigation of the Company and its Subsidiaries or which are suggested by or result from any task assigned to or performed by Optionee for the Company and its Subsidiaries or any of its Affiliates.

(iii)	Optionee acknowledges that all original works of authorship which are made by him (solely or jointly) are works made for hire under the United States Copyright Act (17 U.S.C., et seq.).

(iv)	Optionee agrees to promptly disclose to the Company all Inventions and all work product relating thereto. This disclosure will include complete and accurate copies of all source code, object code or machine readable copies, documentation, work notes, flow charts, diagrams, test data, reports, samples and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Inventions and related work product. All Tangible Embodiments of any Invention or work product related thereto will be deemed to have been assigned to the Company (or any applicable Subsidiary) as a result of the act of expressing any Invention therein.

(v)	Optionee hereby assigns to the Company (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such Inventions, and Optionee agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist the Company in registering, recording, obtaining, maintaining, defending, enforcing and assigning Inventions or works made for hire in any and all countries. Optionee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Optionee’s agents and attorneys in fact to act for and in Optionee’s behalf and instead of Optionee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Optionee. The foregoing designation and appointment shall constitute an irrevocable power of attorney and are, and are deemed by the Company and Optionee to be, coupled with an interest.

(vi)	Without limiting the generality of any other provision of this Section 7(b), Optionee hereby authorizes the Company and its Subsidiaries (and their successors and assigns) to make any desired changes to any part of any Invention, to combine it with other materials in any manner desired, and to withhold Optionee’s identity in connection with any distribution or use thereof alone or in combination with other materials.

(vii)	This Section 7(b) does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company or its Subsidiaries was used and which was developed entirely on Optionee’s own time, unless (1) the invention relates (a) to the business of the Company or its Subsidiaries or (b) to the Company’s or its Subsidiaries’ actual demonstrably anticipated research or development; or (2) the invention results from any work performed by Optionee for the Company and its Subsidiaries.

(viii)	The obligations of Optionee set forth in this Section 7(b) (including, but not limited to, the assignment obligations) will be binding upon Optionee and Optionee’s executors, administrators and other representatives.

(ix)	Optionee represents that he has made no Inventions prior to employment by the Company and its Subsidiaries.

(c)	Cooperation. Optionee agrees to cooperate with the AdTheorent Companies, whether during Optionee’s employment with any AdTheorent Company or thereafter, to (i) upon reasonable notice by the Company, voluntarily provide thorough and accurate information and testimony to and on behalf of the AdTheorent Companies regarding (A) any investigation, litigation, or claims initiated by, or brought or threatened against, any AdTheorent Company, including, but not limited, to meetings with any AdTheorent Company’s counsel and testifying at depositions, trials, or other proceedings and (B) any dispute between any AdTheorent Company and any other person or entity arising from or related to any act or omission that actually or allegedly occurred during Optionee’s employment by any AdTheorent Company; (ii) reasonably accommodate his or her schedule to cooperate with any AdTheorent Company and its counsel with respect to any such matters; and (iii) except as may be required by law, not disclose to anyone who is not directing or assisting an AdTheorent Company in any such investigation, litigation, claim, or dispute, other than Optionee’s attorney, the fact of or subject matter of the investigation, litigation, claim, or dispute; provided, however, that: (x) the Company shall, to the full extent permitted by law, reimburse Optionee for reasonable travel, legal and other similar out-of-pocket expenses that Optionee incurs in connection with providing such information or assistance after the termination of his or her employment with all AdTheorent Companies that are approved in advance and in writing by the Company and supported by documentation promptly supplied by Optionee that is reasonably deemed adequate by the Company; and (y) in engaging in any conduct described in this Section 7(c) after the termination of his or her employment with all AdTheorent Companies, Optionee shall not act in the capacity of an employee of any AdTheorent Company, and such assistance shall not make Optionee eligible to participate in any AdTheorent Company’s employee benefit plans or programs. Notwithstanding the foregoing, Optionee’s obligation to provide cooperation hereunder shall not unreasonably interfere with Optionee’s current employment (if Optionee is no longer employed by the AdTheorent Companies) and any such cooperation shall be subject to Optionee’s agreement on scheduling, which shall not be unreasonably withheld.

(d)	Non-Compete, Non-Solicitation. Optionee acknowledges that in the course of his employment with the Company or any of its Subsidiaries or Affiliates, or their predecessors or successors, he has been or will be given access to and has or will become familiar with their trade secrets and with other Confidential Information. If any of such Confidential Information is disclosed to or used by competitors or potential competitors, such disclosure would cause irreparable harm to the Company, and as a result, Optionee and the Company desire to provide the Company with adequate protection from the unauthorized disclosure or use of such Confidential Information. In addition, the Optionee acknowledges that: (i) the Company and its Subsidiaries are and will be engaged in the Business (as defined below) during the Employment Period and thereafter; (ii) Optionee is one of a limited number of persons who is and will be developing the Business; (iii) the agreements and covenants contained in this Section 7(d) are essential to protect the Company and its Subsidiaries and the goodwill of the Business and are a condition precedent to the Company entering into this Agreement; (iv) Optionee’s employment with the Company has special, unique and extraordinary value to the Company and its Subsidiaries and the Company and its Subsidiaries would be irreparably damaged if Optionee were to provide services to any person or entity in violation of the provisions of this Agreement and (v) Optionee agrees that he will not challenge the reasonableness of the Noncompete Period (as defined below), the Nonsolicit Period (as defined below) and the Restricted Territories (as defined below) or the scope of coverage in any suit or proceeding regarding this Section 7(d), regardless of who initiates such suit or proceeding. Therefore, and in further consideration of the compensation to be paid to Optionee hereunder and in connection with his employment, and to protect the Company’s and its Subsidiaries’ and Affiliates’ Confidential Information, business interests and goodwill:

(i)	Optionee agrees that, during the term of his employment with the Company, its Subsidiaries or Affiliates, including employment following the expiration or termination (for any reason) of the Employment Period and for one (1) year thereafter (the “Noncompete Period”), he shall not directly or indirectly (whether as an owner, partner, shareholder, member, agent, officer, director, manager, employee, independent contractor, consultant, or otherwise) own any interest in, manage, control, participate in, consult with, render services for, become employed by, any business competing with the businesses of the Company as of the date of Optionee’s termination of employment or its Subsidiaries or Affiliates, including, without limitation, the selling, designing and executing of mobile or cross device media advertising campaigns utilizing predictive targeting, user identification and other targeting and optimization methods and the providing of solutions for cross device tracking and attribution measurement and tracking, and any other businesses as they exist or are in process during the course of Optionee’s employment with the Company, its Subsidiaries or Affiliates and on the date of the termination or expiration of the Optionee’s employment with the Company, its Subsidiaries or Affiliates, within any geographical area in which the Company or its Subsidiaries or Affiliates engage or have immediate plans to engage in such businesses, including in the Restricted Territories (the “Business”). “Restricted Territories” shall mean North America. Nothing contained in this Section 7(d)(i) shall be construed to prevent Optionee from investing in the stock of any corporation listed on a national securities exchange or traded in the over the counter market, but only if Optionee and Optionee’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as then in effect), collectively, do not own more than an aggregate of two percent of the stock of such corporation

(ii)	During and for a period of one year after termination of the Optionee’s employment with the Company, its Subsidiaries or Affiliates, including employment following the expiration or termination (for any reason) of the Employment Period and for one year thereafter (the “Nonsolicit Period”), Optionee shall not directly or indirectly (whether as an owner, partner, shareholder, member, agent, officer, director, manager, employee, independent contractor, consultant, or otherwise): (i) induce or attempt to induce any officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates to leave the Company or such Subsidiary or Affiliate, (ii) hire any person who was an officer, employee or consultant of the Company at any time during the 180-day period immediately prior to the date on which such hiring would take place or any Subsidiary or Affiliate at the date of termination of the Optionee’s employment with the Company, or any of its Subsidiaries or Affiliates or at any time during the 180 days immediately prior to the date of the termination of the Optionee’s employment with the Company, its Subsidiaries or Affiliates (it being conclusively presumed by the parties so as to avoid any disputes under this Section 7(d)(ii) that any such hiring within such 180-day period is in violation of clause (i) above), (iii) call on, solicit or provide any products or services that compete with the products and services offered by the Company at the time to any customer, supplier, distributor, licensee, licensor, franchisee or other business relation of the Company or any of its Subsidiaries or Affiliates (including any Person that was a customer, supplier or other potential business relation of the Company, or any of its Subsidiaries or Affiliates at any time during the twelve-month period immediately prior to such call, solicitation or service), or induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries or Affiliates or (iv) in any way intentionally interfere with the relationship between any customer, supplier, distributor, licensee, licensor, franchisee, or other business relation of the Company or any of its Subsidiaries or Affiliates (including, without limitation, making any negative or disparaging statements or communications regarding the Company or any of its Subsidiaries or Affiliates).

(iii)	The Optionee understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its Subsidiaries or Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an executive, a managerial or a key employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Optionee does not believe would prevent him from otherwise earning a living. Optionee acknowledges that the Company’s and its Subsidiaries’ and Affiliates’ businesses have been conducted or will soon be conducted throughout the Restricted Territories and that the geographic restrictions and time periods, as well as all other restrictions and covenants in this Section 7(d) are reasonable and necessary, and supported by good and valuable consideration, in order to protect a protectable interest of the Company’s, and its Subsidiaries’ and Affiliates’ businesses, and that Optionee has reviewed the provisions of this Agreement with his legal counsel. In addition, during the Noncompete Period, Optionee shall provide a copy of this Agreement, including, without limitation, Sections 7(a) through (d), to any prospective or subsequent employer or other person in connection with any employment or consulting services to be performed by Optionee such that any such employer or other person is aware of and has a copy of the restrictions and other obligations, terms and conditions set forth in such sections. Optionee hereby authorizes the Company at its reasonable discretion to contact any such prospective or subsequent employer or other person and inform them of this Agreement or any other applicable and relevant policy or agreement between Optionee and the Company or its Affiliates or Subsidiaries that may be in effect at the time that Optionee’s employment with the Company or its Affiliates or Subsidiaries ends.

(iv)	If, at the time of enforcement of this Section 7(d), a court or arbiter shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(v)	In the event of the breach or a threatened breach by Optionee of any of the provisions of this Section 7(d), the Company (and/or its Subsidiaries or Affiliates), in addition and supplementary to other rights and remedies existing in its (or their) favor, shall be entitled to specific performance of this Section 7(d), including temporary, preliminary and/or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to stop and/or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Optionee of this Section 7(d), the restricted periods set forth in this Section 7(d) shall be tolled until such breach or violation has been duly cured.

8.             Definitions.

“Adjusted EBITDA” means, with respect to a given period, the adjusted amount equal to the sum of (a) net income during the applicable period, plus, (b) to the extent (but only to the extent) deducted in determining such net income, without duplication, (i) all interest expense for such period, (ii) all charges against net income for such period for federal, state, provincial and local Income Taxes, (iii) all depreciation expenses for such period, (iv) all amortization expenses for such period, (v) all fees and expenses paid by the AdTheorent Companies pursuant to that certain Professional Services Agreement and Transaction Services Agreement, in each case among H.I.G. Capital, LLC, AdTheorent Acquisition Corporation and AdTheorent, Inc. for such period and (vi) all extraordinary, out-of-period or non-recurring or non-cash expenses or losses, minus, (c) to the extent (but only to the extent) added in determining such net income (i) all interest income during such period, and (ii) any extraordinary, out-of-period or non-recurring or non-cash income or gains (including gains on the sales of assets outside of the ordinary course of business consistent with past custom and practice), to the extent realized during such period, in each case calculated in accordance with GAAP. With respect to any mergers, acquisitions, divestitures and/or similar business combinations directly relating to the Company or its Subsidiaries after the date hereof, the Operating Board shall equitably adjust the Adjusted EBITDA ranges (including with respect to any acceleration related targets) in its good faith discretion for the applicable years due to such mergers, acquisitions, divestitures and/or similar business combinations.

“Cause” has the meaning set forth in the Employment Agreement.

“Covered Entity” means every Affiliate of Optionee, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Optionee, his or her spouse or any of his or her children has a direct or indirect ownership interest other than any corporation listed on a national securities exchange or traded in the over-the-counter market, provided that Optionee is not directly or indirectly involved in the business of said corporation and further provided that Optionee and Optionee’s associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of two percent (2%) of the stock of such corporation.

“Disability” means your inability, due to illness, accident, injury, physical or mental incapacity or other disability, to carry out effectively your duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve-month period, as determined in the reasonable judgment of the Operating Board.

“Employment Agreement” means that certain Employment Agreement by and between AdTheorent, Inc. and Optionee, dated as of December 22, 2016 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Fair Market Value” has the meaning given to such term in the Operating Agreement.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Operating Agreement” means the Company’s Operating Agreement dated as of December 22, 2016 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms).

“Participant Interests” shall have the meaning set forth in the preamble. Subject to the restrictions on transfer set forth herein and the Operating Agreement, all Participant Interests shall continue to be Participant Interests in the hands of any holder other than Optionee (except for the Company) and, except as otherwise provided herein or in the Operating Agreement, each such other holder of Participant Interests shall succeed to all rights and obligations attributable to Optionee as a holder of Participant Interests hereunder. Participant Interests shall also include the Company’s Interests issued with respect to Participant Interests by way of an Interest split, Interest dividend or other recapitalization.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

9.                  Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service, sent by pdf attachment to email (in each case, with hard copy to follow by regular mail) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

To the Company:

AdTheorent Holding Company, LLC
c/o H.I.G. Growth Partners, LLC
500 Boylston Street
20th Floor
Boston, MA 02116
Attention: Nik Shah
                   Eric Tencer
                   Danielle Qi
Email:         nshah@higgrowth.com
                   etencer@higgrowth.com
                   dqi@higgrowth.com

with a copy to:

Paul Hastings LLP
71 S. Wacker Drive
Forty-Fifth Floor
Chicago, IL 60606
Attention: Amit Mehta
Email: amitmehta@paulhastings.com

To Optionee:

To the address set forth on the signature page hereto,

or such other address or to the attention of such other person or entity as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given (i) when personally delivered or sent by email (with hard copy to follow), (ii) one day after being sent by reputable overnight express courier (charges prepaid) or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested.

10.           General Provisions.

(a)	Severability and Judicial Modification. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)	Complete Agreement. This Agreement and those documents expressly referred to herein (including, but not limited to, the Plan and the Operating Agreement) embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way; provided, however, that the restrictive covenants contained in this Agreement shall be in addition to, and not in lieu of, and shall not in any way limit the enforceability of, any restrictive covenant covering similar subject matter contained in any other agreement to which Optionee is a party.

(c)	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), shall be treated in all manner and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(d)	Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Optionee, the Company, and their respective successors and assigns (including subsequent holders of Participant Interests); provided that the rights and obligations of Optionee under this Agreement shall not be assignable except in connection with a permitted transfer of Participant Interests under the Operating Agreement.

(e)	Choice of Law. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by the internal law, and not the law of conflicts, of the State of Delaware.

(f)	Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit, having to show that money damages will be inadequate or impossible to determine or proving special damages or irreparable injury) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. Optionee acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Optionee. Optionee shall be liable for any breach by any Covered Entity of this Agreement.

(g)	No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(h)	Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company (with approval by the Operating Board) and Optionee; provided, however, that the Company (with approval by the Operating Board) may amend this Agreement without the consent of Optionee if such amendment does not materially and adversely affect the Optionee in a manner that is disproportionate to the other Interest Holders.

(i)	Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j)	Withholding. The Company shall be entitled, if necessary or desirable, to withhold from you from any amounts due and payable by the Company to you (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any Option Shares issuable under this Plan, and the Company may defer such issuance unless indemnified by you to its satisfaction.

(k)	Adjustments. In the event of a reorganization, recapitalization, Interest dividend or Interest split, or combination or other change in the Interest, the Operating Board may, in order to prevent the dilution or enlargement of rights under outstanding Options, make such adjustments in the number and type of Participant Interests authorized hereunder and the Exercise Price specified herein as may be determined to be appropriate and equitable.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Participant Interest Agreement on the date first written above.

ADTHEORENT HOLDING COMPANY, LLC

By:	/s/ James Lawson
	Name:	James Lawson
	Title:	Director

OPTIONEE:

/s/ Bill Todd
Name: Bill Todd

Number of Options:  365,000

Percentage of Time Options:   50%

Percentage of Performance Options: 50%	[Performance Goals contained in executed annual incentive comp policy document(s)]

Exercise Price Per Participant Interest: As determined by the written Internal Revenue Code Section 409A valuation report performed with respect to the value of each Participant Interest, as reflected and contained in the Company’s books and records. As of the Grant Date the Exercise Price is $1.15 per Participant Interest.

Optionee’s Contact Information:

Bill Todd
[_______________]____________
[_______________]____________
____________________________
Tel: [_________]______________
E-mail: [____________]________

Optionee’s State of Residence: [___]________________

EXHIBIT A

OPERATING AGREEMENT

(See attached)

EXHIBIT B

JOINDER AGREEMENT

Reference is made to that certain Operating Agreement of AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company”), dated as of December 22, 2016 (as amended, modified, supplemented and in effect from time to time, the “Agreement”), by and among those persons who execute the Agreement from time to time. Except as otherwise indicated, capitalized terms used herein are defined as set forth in the Agreement.

The undersigned, in order to become a Member and Management Member of the Company, agrees that he or she hereby becomes a party to the Agreement, subject to all of the restrictions, conditions, and obligations applicable to the Management Members as set forth in the Agreement.

This Joinder Agreement shall take effect and shall become a part of said Agreement immediately upon execution.

Executed as of                          ,2019 under the laws of the State of Delaware.

Name:

ACCEPTED AND AGREED:

AdTheorent Holding Company, LLC

By:
Name:	James Lawson
Title:	CEO

EXHIBIT C

SPOUSAL CONSENT

This spousal consent is being delivered in connection with the issuance of Non-Voting Class C Interests of AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company”), to _____________ (“Participant”) pursuant to that certain Participant Interest Agreement between the Company and the Participant (the “Agreement”). The undersigned spouse of Participant hereby acknowledges that I have read the Agreement and that I understand its contents. I am aware that the Agreement and the Operating Agreement of Company (as amended, modified, supplemented and in effect from time to time, the “Operating Agreement”) provides for forfeiture and/or repurchase of my spouse’s Non-Voting Class C Interests under certain circumstances and imposes restrictions on the transfer of such Non-Voting Class C Interests. I am also aware that my spouse has executed a Joinder Agreement to the Operating Agreement which contains certain provisions governing the Non-Voting Class C Interests. I agree that my spouse’s interest in the Non-Voting Class C Interests is subject to the Agreement and the Operating Agreement and any interest I may have in such Non-Voting Class C Interests shall be irrevocably bound by the Agreement and the Operating Agreement and further that my community property interest, if any, shall be similarly bound by the Agreement and the Operating Agreement.

I am aware that the legal, financial and other matters contained in the Agreement and the Operating Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing the Agreement and the Operating Agreement that I will waive such right.

________________________________
__________________

________________________________
Witness

EXHIBIT D

83(b) Election

(See attached)

83(b) Election

Election to Include Value of Restricted Property in Gross Income
in Year of Transfer Under Code §83(b)

The undersigned hereby elects pursuant to §83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:

Name:
Address:
City, State, Zip:
SSN:

2.	Description of property with respect to which the election is being made:

_____________ Non-Voting Class C Interests (the “Units”) of AdTheorent Holding Company, LLC, a Delaware limited liability company (the “Company”).

3.	The date on which property was transferred is _______ ___, _____.

The taxable year to which this election relates is calendar year _____.

4.	The nature of the restriction(s) to which the property is subject is:

The undersigned is party to that certain Participant Interest Agreement (the “Agreement”) entered into between the undersigned and the Company. Pursuant to the Agreement, upon the death, Disability or termination or expiration for any other reason of the undersigned’s employment or independent contractor relationship with, or service to, the Company and its Subsidiaries, the Company shall have the right, but not the obligation, to purchase all or any portion of the Participant Interests held by the undersigned at a price per Participation Interest equal to either (depending on the reason for such termination) the Fair Market Value (as defined in the Operating Agreement) of the Participant Interests as determined by the Company or $1.00 in the aggregate.

Additionally, the undersigned is subject to restrictions on transferability of the Units under the Operating Agreement of the Company (the “Operating Agreement”).

5.	Fair market value:

The fair market value at time of issuance (determined without regard to any restrictions other than restrictions which by their term will never lapse) of the Units is $___ per Unit.

6.	Amount paid for property:

The amount paid by the undersigned for the Units is $ 1.15 per Unit.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to the Company.

Dated: _________________ ___, _____

[Name]